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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
13 December 2002




       PerkinElmer Announces Agreement to Sell Senior Subordinated Notes

BOSTON - PerkinElmer, Inc. (NYSE: PKI) today announced that it has entered into an agreement to sell $300 million aggregate principal amount of its 8.875% Senior Subordinated Notes due 2013 in a previously announced institutional private placement. The company will sell the notes at a price of 99.173% of the principal amount. The amount of the transaction was increased from the previously announced $225 million aggregate principal amount.

Interest on the notes will be payable on January 15 and July 15 of each year, beginning on July 15, 2003. The notes will be guaranteed on a senior subordinated basis by certain of PerkinElmer's domestic subsidiaries. The notes and the guarantees will be unsecured. The transaction is expected to close on December 26, 2002. The closing is subject to customary closing conditions, as well as the funding of PerkinElmer's new senior credit facility and the completion of other elements of the company's previously announced debt refinancing.

Neither the notes nor the guarantees have been registered under the Securities Act of 1933, as amended, or any state securities laws. The notes and the guarantees will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside of the United States in accordance with Regulation S under the Securities Act. Unless so registered, neither the notes nor the guarantees may be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement contains forward-looking statements regarding our ability to complete this private placement and to effectively use the proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements are uncertainties relating to market conditions for corporate debt securities in general and our notes in particular, as well as our ability to complete the various components of our debt refinancing. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.


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FOR FURTHER INFORMATION:      Investor Contact:        Media Contact:
                              Diane Basile             Jim Monahan
                              (781) 431-4306           (781) 431-4111